Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), is effective as of September 5, 2001, by and between InterDent, Inc., a Delaware corporation (the "Company"), and Wayne Posey ("Employee").

                                    RECITAL:

         WHEREAS, the Company desires to employ Employee for the period provided in this Agreement, and Employee is willing to serve in the employ of the Company for such period, each upon the terms and conditions provided in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, in each case upon the terms and conditions set forth herein, for a period commencing as of September 5, 2001 (the "Commencement Date"), and ending on December 31, 2002 (the "Expiration Date"), subject to earlier termination as set forth herein (such period, as it may be so terminated, being referred to herein as the "Term").

Section 2.        Duties and Services.

(a) Offices. During the Term, Employee shall serve as the Chairman and Chief Executive Officer of the Company, and in such capacity shall hold the most senior positions in the Company. In the performance of his duties hereunder, Employee shall report to and shall be responsible to the Board of Directors of the Company (the "Board").

(b) Primary Responsibilities. During the Term, Employee's duties and responsibilities will be those customarily performed by a Chief Executive Officer of a company of comparable size to the Company. Employee shall also perform those duties that are assigned to him by the Board, which shall be commensurate with his position as Chief Executive Officer.

Section 3. Compensation and Related Matters. As full compensation for his services hereunder, the Company shall pay, grant, issue or give, as the case may be, to Employee the compensation and benefits described below:

(a) Base Salary. The Company shall pay Employee $420,000 per annum ($35,000 per month) from the Commencement Date through September 5, 2002, and $450,000 per annum ($37,500 per month) from September 5, 2002 through the Expiration Date, which base salary shall be paid to Employee in accordance with the customary employee payroll policy of the Company as in effect from time to time.

(b)      Incentive Bonus.

(i) Calendar Year 2001. The Company shall pay Employee an incentive bonus (the "2001 Incentive Bonus") equal to 100% of the base salary earned through December 31, 2001. The 2001 Incentive Bonus shall be payable in one lump sum payment, upon completion by the Company's outside auditors of their audit of the Company's financial statements for the year ended December 31, 2001.

(ii) Calendar Year 2002. The Company shall pay Employee an incentive bonus (the "2002 Incentive Bonus") if the Company meets the earnings before interest, taxes, depreciation and amortization ("EBITDA") objective for calendar year 2002, which EBITDA objective shall be $27,000,000 (with adjustments as necessary to reflect items beyond Employee's control, including, but not limited to, elimination of consulting fees and legal fees). If the Company's actual EBITDA equals the EBITDA objective, the Company will pay Employee a bonus equal to 100% of the base salary provided to be paid from January 1, 2002 through December 31, 2002 pursuant to Section 3(a) (the "2002 Base Salary"). If the Company's actual EBITDA is less than the EBITDA objective then the Company will pay Employee a bonus pursuant to the following table:

      Percentage of EBITDA                     Percentage of 2002 Base Salary
         Objective Met                             Due as Incentive Bonus

              99%                                           97%

              98%                                           93%

              97%                                           88%

              96%                                           82%

              95%                                           75%

         Less than 95%                                      25%

If the Company's actual EBITDA exceeds the EBITDA objective, then for each 1% over which the actual EBITDA exceeds the EBITDA objective, the Company shall pay Employee an amount equal to 3% of 2002 Base Salary. In calculating additional amounts due, any partial percentage point over which the actual EBITDA exceeds the EBITDA objective shall be calculated on a pro rata basis with respect to the incremental 3% increase.

(iii) Payment of 2002 Incentive Bonus. The Company shall make quarterly advances against the 2002 Incentive Bonus to Employee at a rate of 50% of the 2002 Base Salary earned during each quarter, payable on each of April 1, 2002, July 1, 2002, October 1, 2002, and December 31, 2002. To the extent that the aggregate amount paid to Employee pursuant to this Section 3(b)(iii) exceeds the amount of the 2002 Incentive Bonus, as calculated pursuant to Section 3(b)(ii), such excess amounts will be deducted from any Success Fee (as defined below) to be paid to Employee pursuant to Section 3(c) and/or any Termination Fee (as defined below) to be paid to Employee pursuant to Section 4(c), but shall not otherwise be required to be remitted by Employee to the Company. To the extent that the aggregate amount of advances paid to Employee pursuant to this Section 3(b)(iii) is less than the amount of the 2002 Incentive Bonus, as calculated pursuant to
Section 3(b)(ii), such additional amounts shall become due and payable by the Company to Employee on the earlier to occur of (A) completion by the Company's outside auditors of the Company's financial statements for the year ending December 31, 2002, (B) termination of Employee pursuant to Section 5, or (C) a Change of Control (as defined).

(iv) For purposes of this Agreement, a "Change of Control" means any of the following: (A) the shareholders of the Company as of the Commencement Date shall cease for any reason to own at least fifty percent (50%) or more of the voting power of the Company; (B) the acquisition (in any manner) of shares of common stock or other voting securities of the Company having fifty percent (50%) or more of the outstanding voting power of the Company by any person or group of persons acting in concert, other than the current shareholders of the Company,
(C) the sale, lease, assignment, or transfer of all or a material part of the assets of the Company, (D) a merger, consolidation or reorganization involving the Company in which the Company is not the surviving corporation or which results in fifty percent (50%) or more of the outstanding voting power of the Company being held of record or beneficially by persons who are not shareholders of the Company on the Commencement Date, or (E) any person or group of persons acting in concert (other than the shareholders on the Commencement Date) having the right to elect or appoint a majority of the directors of the Company.

(c) Success Fees. The Company shall pay Employee a fee (a "Success Fee") calculated (i) in the event of a Qualifying Restructuring Event (as defined below) that is not in the form of a merger in which the holders of Company Common Stock immediately prior to such merger do not continue to own equity securities in the Company after the merger (a "Takeover"), a sale of assets of the Company (an "Asset Sale"), or a transaction in which the holders of Company Common Stock immediately prior to such transaction are issued securities other than equity securities of the Company (a "Non-Equity Deal"), based upon the percentage of equity securities of the Company (or any successor to the Company), calculated on a Fully Diluted Basis (as defined below), owned by the holders of Common Stock of the Company determined immediately prior to the consummation of any Restructuring Event (the "Pre-Restructuring Shareholders"), immediately following the consummation of such Restructuring Event and (ii) in the event of a Qualifying Restructuring Event in the form of a Takeover, an Asset Sale, or a Non-Equity Deal, based upon the percentage of the total consideration that would be distributable to the Pre-Restructuring Shareholders upon the liquidation of the Company immediately following such event. If a Restructuring Event involves issuance of securities that offer the right to acquire equity securities of the Company over time or funding and issuance of securities in tranches, the Success Fee will be calculated as if all of such securities had been issued at the time of the initial payment with respect thereto.

(i)      Definitions.

(A) For purposes of this Agreement, the term "Fully Diluted Basis" means, with reference to outstanding equity securities of the Company (or any successor to the Company), the shares of common stock of such entity that would be outstanding assuming that all outstanding options, warrants and other rights to acquire common stock in such entity have been exercised and all securities convertible into common stock of such entity have been converted, regardless of whether such options, warrants or other rights are then exercisable or whether such securities are then convertible.

(B) For purposes of this Agreement, the term "Restructuring Event" means, any event pursuant to which the Company consummates a material restructuring of its current debt and/or capital structure that is approved by the Board, including, but not limited to a merger (including a Takeover), sale of capital stock, Asset Sale, any debt financing, or the restructuring of any current equity ownership or debt financing, or any similar transaction, or any combination of the foregoing.

(C) For purposes of this Agreement, the term "Qualifying Restructuring Event" means a Restructuring Event that occurs during calendar year 2002, following the consummation of which the Pre-Restructuring Shareholders either (1) hold at least 0.5% of the equity securities of the Company, if the event is not a Takeover, an Asset Sale or a Non-Equity Deal or (2) are paid (or would be paid on a deemed liquidation immediately following the event) at least 0.5% of the total consideration received by either the Company or the holders of the Company's equity securities, if the event is a Takeover, an Asset Sale or a Non-Equity Deal.

(ii) Calculation of Success Fee. The amount of the Success Fee shall be calculated pursuant to such parameters as shall be determined by the Board.

(iii) Consummation of Restructuring Event Following Termination. If, within six months following the effective date of Employee's termination pursuant to
Section 5, the Company consummates a Restructuring Event with a party with whom the process was initiated prior to the effective date of Employee's termination, the Company shall pay to Employee the Success Fee due and owing pursuant to this
Section 3(c).

(iv) Payment of the Success Fee. The Success Fee shall be payable in (a) cash or
(b) in a combination of cash and Common Stock in the Company (or any successor), at the sole option of Employee. If Employee elects to be paid the Success Fee in cash only, the Company shall have the option to pay the Success Fee in four equal quarterly installments. If the Company elects to pay a cash Success Fee in quarterly installments, the first installment shall be due and payable on the date the Restructuring Event is consummated and each successive installment shall be due and payable on the date that is 90 days from the date on which the previous installment payment was due.

(d) Company Stock Options. The Company, no later than sixty days following the Commencement Date, shall issue to the Employee stock options (which shall be incentive stock options to the maximum extent permitted by law, with the remaining options being non-qualified options) to acquire (i) 120,000 shares of Common Stock, which the Company represents and warrants is equal to 3% of the issued and outstanding shares of Common Stock on the date hereof, calculated on a Fully Diluted Basis (the "Base Options") to be granted at the then-current market price and (ii) an additional 80,000 shares of Common Stock, which the Company represents and warrants is equal to 2% of the issued and outstanding shares of Common Stock on the date hereof (the "Success Options," and together with the Base Options, the "Options") to be granted at the then-current market price. The Base Options shall vest on the earlier to occur of (i) September 5, 2002 or (ii) the date on which Employee is terminated pursuant to Section 5. The Success Options shall vest on the earlier to occur of (i) September 5, 2008 or
(ii) the date, on or before March 5, 2004, on which the trading price for the Company's Common Stock equals $5.00 or more; provided, however, that if Employee is terminated pursuant to Section 5 and the trading price for the Company's stock does not reach $5.00 on or before March 5, 2004, the Success Options shall immediately terminate on the later of (i) March 5, 2004 or (ii) the date on which Employee's termination pursuant to Section 5 is effective. The Options shall provide that, in the event that a Restructuring Event occurs, the number of shares (but not the aggregate exercise price) that Employee may acquire pursuant to the Options shall be adjusted on a pro rata basis such that the total number of shares that Employee may acquire pursuant to the Options shall be not less than 3.75% of the issued and outstanding shares of Common Stock of the Company or its successor immediately following such a Restructuring Event. Except as specifically set forth above, the option agreement pursuant to which the Options are granted shall be the standard form of option agreement that the Company has historically granted to other Company executives in positions commensurate to that of Employee.

(e) Fringe Benefits. During the Term, Employee shall be eligible to participate in all then-operative employee benefit plans of the Company which are applicable generally to the Company's executives of comparable rank to Employee ("Employee Benefit Plans"), subject to the respective terms and conditions of such Employee Benefit Plans. Nothing contained in this Agreement shall obligate the Company to adopt or implement any Employee Benefit Plan, or prevent or limit the Company from making any blanket amendments, changes, or modifications to the eligibility requirements or any other provisions of, or terminating, any Employee Benefit Plan at any time (whether during or after the Term), and Employee's participation in or entitlement under any such Employee Benefit Plan shall at all times be subject in all respects thereto.

(f) Vacation. Employee shall be afforded four weeks paid vacation per year, to be taken at such time as is consistent with the needs of the Company as reasonably determined by Employee.

(g) Expense Reimbursement. The Company shall reimburse Employee for all out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, all travel expenses to and from the Company's headquarters in California (or to such other locations as Employee travels to and from with respect to his employment with the Company), including expenses for lodging and food, professional activities and membership fees and dues relating to professional organizations of which Employee is a member in connection with his employment with the Company, and business related telephone, including cell phone, expenses, all upon the presentation of appropriate documentation therefor to the Company.

Section 4. Nondisclosure Agreement. Employee, during the Term, shall have access to and become familiar with Confidential Information. Employee acknowledges and agrees that the Confidential Information (a) is secret and not known in the industry; (b) is entrusted to Employee after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by Employee with the Company; (c) has been developed by the Company for and on behalf of the Company through substantial expenditures of time, effort and money and are used in its business; (d) gives the Company an advantage over competitors who do not know or use the Confidential Information;
(e) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information; and (f) the Confidential Information constitutes a valuable, special and unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. Employee shall not use in any way or disclose any of the Confidential Information, directly or indirectly, either during the Term or for a period of one year thereafter, except as required in the course of his employment under this Agreement. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during Employee's period of active employment under this Agreement), and in any event shall be promptly delivered to the Company upon termination of this Agreement. Employee agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Confidential Information to any entity, agency, tribunal or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board. For this purpose, Employee irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Employee's name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Confidential Information.

(a) For purposes of this Agreement, the term "Confidential Information" shall mean various trade secrets and proprietary and confidential information consisting of, but not limited to, computer programs, compilations of information, business records, methods of doing business and other confidential information which is owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Notwithstanding the foregoing, the term "Confidential Information" shall not include such portions of such Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by Employee, (ii) were in Employee's possession on a nonconfidential basis prior to its receipt of such information, or (iii) become available to Employee on a nonconfidential basis from a source other than the Company or its employees, directors, agents, representatives (including attorneys, accountants and financial advisors) or others acting on the Company's behalf.

Section 5.        Termination.

(a)      Definitions.

         (i) Termination For Cause. As used herein, the term "Termination For Cause" shall mean the termination by the Company of Employee's employment hereunder by reason of (A) Employee's conviction of a felony offense under state or federal law, (B) the continued breach by Employee of any of the material provisions of this Agreement for a period of thirty (30) days after written notice of such breach is given to Employee by the Company, (C) the failure by Employee to comply with any reasonable directive of the Board which shall continue for 10 days after written notice thereof is given by the Board to Employee, (D) the taking by Employee of any action on behalf of the Company or any of its affiliates or subsidiaries contrary to the directions of the Board,
(E) Employee's decision to voluntarily terminate his employment with the Company at any time, so long as the Company is not in breach of its obligations under this Agreement (after the Company has been given an opportunity to cure any such breach and has failed to do so), (F) Employee's death or (G) Employee's "Disability." In this Agreement, "Disability" means Employee's total disability, which shall be deemed to exist if he is unable to perform his duties under this Agreement in any material respect because of any physical or mental impairment, which has lasted for at least four (4) consecutive weeks, or any six (6) nonconsecutive weeks during any period of twelve (12) months. The foregoing time periods shall not include any periods of Employee's vacation as provided herein.

         (ii) Termination Without Cause. As used herein, "Termination Without Cause" shall mean any termination of Employee's employment by the Company hereunder that is not a Termination For Cause.

(b) Termination For Cause. Employee and the Company agree that the Company shall have the right to effectuate a Termination For Cause in accordance with the terms of this Agreement at any time. Upon the occurrence of a Termination For Cause, this Agreement shall terminate upon the date that such Termination For Cause occurs (subject to the provisions of Section 7), whereupon the Company,
(i) shall pay to Employee an amount equal to Employee's base salary, as then in effect, to and including the date on which such Termination For Cause occurs,
(ii) shall pay any incentive bonus due pursuant to Section 3(b) and (iii) shall pay the Success Fee, if required to do so pursuant to Section 3(c)(iii). Upon the occurrence of a Termination For Cause pursuant to Employee's death or Disability, notwithstanding any other provision herein, the Base Options issued or required to be issued to Employee hereunder immediately shall vest in full.

(c) Termination Without Cause. Upon the occurrence of a Termination Without Cause, this Agreement shall terminate upon the date that such Termination Without Cause occurs (subject to the provisions of Section 7), whereupon the Company (i) shall pay to Employee an amount equal to 100% of the monthly base salary in effect on the date of termination multiplied by 12 (the "Termination Fee"), (ii) shall pay any incentive bonus due pursuant to Section 3(b) and (iii) shall pay the Success Fee, if required to do so pursuant to Section 3(c)(iii).

(d) Payment of the Termination Fee. The Termination Fee shall be payable in (a) cash or (b) in a combination of cash and Common Stock in the Company (or any successor), at the sole option of Employee. If Employee elects to be paid the Termination Fee in cash only, the Company shall have the option to pay the Termination Fee in four equal quarterly installments, accruing interest at the rate of 9% per annum, calculated daily based on a 365-day year. If the Company elects to pay a cash Termination Fee in quarterly installments, the first installment shall be due and payable on the date on which the Termination Without Cause occurs and each successive installment shall be due and payable on the date that is 90 days from the date on which the previous installment payment was due.

Section 6. Withholding. The Company shall be entitled to withhold from amounts payable to Employee hereunder such amounts as may be required by applicable law to be so withheld.

Section 7. Survival. Notwithstanding anything in this Agreement to the contrary, Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 of this Agreement shall survive any termination of this Agreement or cessation of Employee's employment hereunder for the periods stated therein.

Section 8. Modification. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

Section 9. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given, (i) to the Company at Pacific Corporate Towers, 222 N. Sepulveda Blvd., Suite 740, El Segundo, California 90245, Attention: _____________, or
(ii) to Employee at 6236 Indian Creek Drive, Fort Worth, Texas 76107, with a copy (which shall not constitute notice) to David R. Earhart, 1601 Elm Street, Suite 3000, Dallas, Texas 75201, or as such party shall have otherwise furnished in writing in accordance with the provisions of this Section 10. Notice to the Employee's Estate shall be sufficient if addressed to Employee as provided in this Section 10. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

Section 10. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

Section 11. Assignment; Binding Effect. This contract is binding on and inures to the benefit of the heirs and representatives of Employee and the assigns and successors of Company, including any entity into which the Company may be merged, any acquirer of substantially all the assets of the Company, or any acquirer of a majority of the voting power of the Company. Neither this Agreement nor any rights hereunder are assignable by Employee or by Company, except that Company shall be required to assign this Agreement to any of Company's successors, whether by merger, acquisition of a majority of the voting power of the Company, or purchase of substantially all of the assets of the Company, and that such assignee shall be required to expressly agree in writing to assume the obligations of the Company hereunder. Any such assignment shall not relieve the Company of its obligations hereunder. The Company agrees that it will not transfer, or enter into an agreement to transfer, all or substantially all of its assets unless the transferee expressly agrees in writing to assume the obligations of the Company hereunder. The Company agrees that it will not enter into any transaction or perform any act, the intent or result of which is to cause Employee not receive the rights and benefits set forth in this Agreement, including, but not limited to, those set forth in Sections 3 and 4 hereof.

Section 12. Headings. The headings in this Agreement are solely for convenience of reference, and shall be given no effect in the construction or interpretation of this Agreement.

Section 13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the conflict of law provisions thereof.

Section 15. Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Employee, the Company and their respective attorneys and representatives have participated in the preparation hereof.

Section 16. Indemnification. The Employee, in any capacity on behalf of the Company or any of its subsidiaries or affiliates, shall be entitled to exculpation, indemnification, and advancement of expenses to the fullest extent not prohibited by Delaware or other applicable law. The Employee shall also be entitled to coverage under directors' and officers' liability insurance policies, if any, maintained by or on behalf of the Company's directors and officers.

Section 17. Legal Expenses. The Company shall pay in full, on demand, all legal fees incurred by Employee in connection with the preparation and negotiation of this Agreement and all future issues related thereto.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


                     THE COMPANY:

                     INTERDENT, INC.

                     By:                     BOARD OF DIRECTORS
                        -----------------------------------------------
                     Name:                 ROBERT FINZI
                          -----------------------------------------------
                     Title:                  DIRECTOR
                           --------------------------------------------



                     EMPLOYEE:


                     WAYNE POSEY
                     Wayne Posey